EXHIBIT 10.1

AMENDMENT NO. 3

TO

AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT

THIS AMENDMENT NO. 3 (“Amendment No. 3”) dated as of this 22nd day of December, 2005 to the Amended and Restated Revolving Credit and Term Loan Agreement among HARDINGE INC. (the “Borrower”), the Banks signatory thereto (the “Banks”), MANUFACTURERS AND TRADERS TRUST COMPANY, as Agent and Lead Arranger, JPMORGAN CHASE BANK, N.A., as Syndication Agent, and KEYBANK NATIONAL ASSOCIATION, as Documentation Agent.

THIS AMENDMENT NO. 3 IS MADE WITH REFERENCE TO THE FOLLOWING FACTS:

R.1                               The Borrower, the Banks, the Agent, the Syndication Agent and the Documentation Agent entered into an Amended and Restated Revolving Credit and Term Loan Agreement dated on or about January 28, 2005 (as amended from time to time, the “Loan Agreement”).

R.2                               Pursuant to the terms of Amendment No. 1 to the Amended and Restated Revolving Credit and Term Loan Agreement dated February 11, 2005, the Borrower, the Banks, the Agent, the Syndication Agent and the Documentation Agent amended Section 6.09 of the Loan Agreement.

R.3                               Pursuant to the terms of Amendment No. 2 to the Amended and Restated Revolving Credit and Term Loan Agreement dated July 16, 2005, the Borrower, the Banks, the Agent, the Syndication Agent and the Documentation Agent amended various provisions of the Loan Agreement concerning the pledge of stock and related collateral of the Borrower’s foreign subsidiary known as Hardinge Taiwan Limited.

R.4                               The Borrower, the Banks, the Agent, the Syndication Agent and the Documentation Agent now desire to further amend certain of the others sections of the Loan Agreement as outlined in this Amendment No. 3.

R.5                               The Borrower, the Banks, the Agent, the Syndication Agent and the Documentation Agent also now desire to include provisions within the Loan Agreement for a new $20,000,000.00 bridge loan credit facility.

NOW, THEREFORE, the parties agree as follows:

1.                                       Definitions.  Except as otherwise set forth herein, as used in this Amendment No. 3, the terms defined in the Loan Agreement shall have the meanings assigned to them in the Loan Agreement.

2.                                       Amendments. As of the “Amendment No. 3 Effective Date” (as such term is defined in Section 2.9 below):

2.1                                 In Article I of the Loan Agreement, the definition of “Aggregate Commitment” shall be modified to read as follows:

“Aggregate Commitment” means, on any date of determination, the aggregate amount on such date of the Commitments of all of the Banks.  On the Amendment No. 3 Effective Date, the Aggregate Commitment shall be increased by the amount of the Aggregate Bridge Loan Commitment.

2.2                                 In Article I of the Loan Agreement, under the definition of “Compliance Certificate” the reference to Section 6.02(c) is changed to Section 6.02(d) and the phrase “in connection with both the Existing Revolving Loans and the Existing Term Loans” in the last lines under the definition of “Guaranty” is deleted and replaced with the following language: “…which guaranties were originally delivered in connection with the Existing Revolving Loans and the Existing Term Loans…”

2.3                                 In Article I of the Loan Agreement, the definition of “Commitment” shall be modified to read as follows:

“Commitment” means, with respect to a Bank, its respective Revolving Credit Commitment, Term Loan Commitment and Bridge Loan Commitment (if any).

2.4                                 In Article I of the Loan Agreement, the following sentence shall be included as a new last sentence for the definition of “Interest Period”:

Interest Periods related to the Bridge Loans shall be limited to one-month periods and no Interest Period applicable to the Bridge Loans may expire on a date that is later than the Bridge Loans Maturity Date.

2.5                                 In Article I of the Loan Agreement, the definition of “Loan” or “Loans” shall be modified to read as follows:

“Loan” or “Loans” means, as the context may require, Revolving Loans, Term Loans and/or Bridge Loans.

2.6                                 In Article I of the Loan Agreement, the definition of “Notes” shall be modified to read as follows:

“Notes” means, collectively, the Revolving Credit Notes, the Swing Line Note, the Term Loan Notes and the Bridge Loan Notes, and “Note” means any of the Notes.

2.7                                 In article I of the Loan Agreement, sub-section (d) of the definition of “Pro Rata Share” shall be re-lettered as sub-section (e) and the following shall be inserted as a new sub-section (d) for said definition:

(d)                                 with respect to a Bank’s obligation to make Bridge Loans and prior to the acceleration of all amounts due under the Notes in accordance with Section 9.02, to receive payment of principal, interest, fees, costs and expenses with respect thereto: (i) prior to the Aggregate Bridge Loan Commitment being terminated or reduced to zero, the percentage obtained by dividing: (x) such Bank’s Bridge Loan Commitment, by (y) the Aggregate Bridge Loan Commitment, and (ii) from and after the time that the Aggregate Bridge Loan Commitment has been terminated or reduced to zero, the percentage obtained by dividing: (x) the aggregate unpaid principal amounts of such Bank’s Bridge Loan Credit Exposure due under the terms of the Bridge Loan Notes delivered to such Bank by the Borrower under the terms of this Agreement, by (y) the Aggregate Bridge Loan Commitment.

2.8                                 In Article I of the Loan Agreement, the definition of Required Lenders shall be modified to read as follows:

“Required Banks” means, (a) at any time while no Obligations are outstanding, Banks having Commitments equal to at least 66 2/3% of the Aggregate Commitments and, (b) at any time while any Obligations remain outstanding and unpaid, Banks having a Revolving Credit Exposure, unpaid principal with respect to their Bridge Loans and unpaid principal with respect to their Term Loans which constitute at least 66 2/3% of the sum of (i) the Aggregate Revolving Credit Exposure and (ii) the unpaid principal amount of all outstanding Term Loans and Bridge Loan.

2.9                                 In Article I of the Loan Agreement, the following definitions shall be added:

“Additional Technical Information” shall mean and refer to the technical information required for the manufacture of the products, accessories and spares, including but not limited to blueprints, designs, schematics, drawings, specifications, computer source and object codes, customer lists and other proprietary rights and assets of a similar nature, all as described with particularity in the Bridgeport Acquisition Documents.

“Aggregate Bridge Loan Commitment” means, on any date of determination, the aggregate amount on such date of the Bridge Loan Commitments of all of the Banks.  On the Amendment No. 3 Effective Date, the Aggregate Bridge Loan Commitment is $20,000,000.00.

“Amendment No. 3 Effective Date” means December 22, 2005, or, if later, the date on which the conditions contained in Section 5 of Amendment No. 3 have been satisfied (or waived in accordance with Section 11.01 of the Loan Agreement).

“Bridge Loan Commitment” means, with respect to each Bank, the commitment and obligation of such Bank to make Bridge Loans under the terms of this Agreement, in an aggregate principal amount not to exceed the amount set forth opposite such Bank’s name on Schedule IX, or in an Assignment and Assumption Agreement executed by it, in all cases as such amount may be reduced from time to time in accordance with the terms hereof.

“Bridge Loan Credit Exposure” means, with respect to any Bank at any time, the sum of the outstanding principal amount of such Bank’s Bridge Loans.

“Bridge Loans” has the meaning given to such term in Section 2.15(a) hereof.

“Bridge Loans Maturity Date” means June 30, 2006.

“Bridge Loan Notes” means the various Bridge Loan Notes of the Borrower to each of the Banks in an aggregate amount not to exceed the principal amount of their respective Bridge Loan Commitment, in the form of Exhibit J hereto evidencing the Bridge Loans made by the Banks hereunder (each a “Bridge Loan Note”) as the same may be amended, modified, extended, renewed, restated, consolidated and replaced from time to time.

“Bridgeport Acquisition Documents” means the various agreements and instruments executed by and between the Borrower and BPT IP, LLC including but not limited to that certain Alliance Agreement dated November, 2004 whereby among other things, BP IP, LLC granted to the Borrower an option to purchase the

Additional Technical Information on or before December 31, 2005 as described with particularity in Section 7.6.3 of the Alliance Agreement.

“ROC Joint Venture Agreement” means the Joint Venture Agreement dated as of February 12, 1999 by and among the Borrower and the ROC Shareholders, as the same may have been amended, modified or restated from time to time or any time.

“ROC Shareholders” shall mean and refer to the ROC Shareholders identified under the terms of the Joint Venture Agreement (as such agreement was in effect on February 12, 1999) as Mr. R.M. Yang, Ms. Shain Wu, Mr. Paul Ling and Ms. J. R. Ho.

“Taiwanese Property” has the meaning given to such term is Section 2.15(h) of the Loan Agreement.

2.10                           Section 2.01 of the Loan Agreement shall be amended to include a new sub-section (c) which shall read as follows:

(c)                                  Bridge Loans.  Subject to the terms and conditions set forth in this Agreement, each Bank agrees to make Bridge Loans to the Borrower from time to time from the Amendment No. 3 Effective Date until the Bridge Loans Maturity Date in an aggregate principal amount that will not result in: (i) such Bank’s Bridge Loan Credit Exposure exceeding such Bank’s Bridge Loan Commitment, and (ii) the aggregate Bridge Loan Credit Exposure of all Banks exceeding the Aggregate Bridge Loan Commitment.  With the advance of each Bridge Loan, the Aggregate Bridge Loan Commitment of the Banks shall immediately be reduced by the same principal amount thereof.

2.11                           The payment application provisions outlined in Section 2.05 of the Loan Agreement shall be modified to read as follows:

(i)                                     first, to the payment of any outstanding costs and expenses incurred by the Agent in protecting, preserving or enforcing rights under this Agreement and the other Loan Documents and in any event including all costs and expenses of a character which the Borrower has agreed to pay under Section 11.03 hereof (such funds to be retained by the Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Banks, in which event such amounts shall be remitted to the Banks to reimburse them for payments theretofore made to the Agent);

(ii)                                  second, to the payment of any outstanding interest or other fees or indemnification amounts due with respect to the Obligations represented by the Bridge Loan Notes, ratably as among the Agent and the Banks in accord with the amount of such interest and other fees or indemnification amounts owing each;

(iii)                               third, to the payment of any outstanding interest or other fees or indemnification amounts due with respect to all Obligations other than the Obligations represented by the Bridge Loan Notes, ratably as among the Agent and the Banks in accord with the amount of such interest and other fees or indemnification amounts owing each

(iv)                              fourth, to the payment of the principal of the Swing Loans;

(v)                                 fifth, to the payment of the principal of the Bridge Loans;

(vi)                              sixth, to the payment of all other Obligations in accordance with each Bank’s Pro Rata Share (including required payments into the Facility Letter of Credit Shortfall Collateral Account), except that the JPMorgan Obligations shall be only to a maximum amount of $8,000,000 and the Bank Product Obligations of Subsidiaries of the Borrower that are not Credit Parties shall be only to a maximum of $3,000,000;

(vii)                           seventh, to payment of any remaining unpaid JPMorgan Obligations and Bank Product Obligations; and

(viii)                        eighth, to the Borrower or to whoever the Agent reasonably determines to be lawfully entitled thereto.

2.12                           All references contained in Section 2.12 to the prepayment of the Term Loans and Revolving Loans shall be modified to read, “Term Loans, Revolving Loans and Bridge Loans (if any)”.

2.13                           The last sentence of sub-section 2.12(c) shall be deleted in it entirety and replaced with the following language:

The Agent shall apply any such mandatory prepayment first to the Bridge Loans (if any) and then to the Term Loans.

2.14                           In addition to the changes described in Paragraphs 2.10 and 2.11 above, Section 2.12 of the Loan Agreement shall also be modified to include the following language for a new sub-section (e):

(e)                                  Subject to and without waiver of the mandatory prepayment provisions of this Agreement, the Bridge Loans may be prepaid at any time or from time to time (subject to any applicable fees, including any LIBOR breakage fees).

2.15                           Article 2 of the Loan Agreement shall be amended to include a new Section 2.15 which shall read as follows:

Section 2.15                            Amount and Terms of the Bridge Loans.

(a)                                  As of the Effective Date, the Banks agree, on the terms and conditions hereinafter set forth, to make loans (the “Bridge Loans”) to Borrower, in the aggregate principal amount of Twenty Million and 00/100 Dollars ($20,000,000.00).

(b)                                 Borrower’s obligation to repay the Bridge Loans shall be evidenced by its promissory notes in substantially the form of Exhibit J to this Agreement, with blanks appropriately completed.  Bridge Loan Notes shall be delivered by the Borrower to each of the Banks in connection with each advance made under the Bridge Loan Commitment (the amount of which shall be determined on the basis of the percentage of each Bank’s respective Bridge Loan Commitment), provided, however, that the aggregate amount of all of the respective Banks’ Bridge Loan Notes shall not at any time or from time to time exceed the Aggregate Bridge Loan Commitment.

(c)                                  Except for Borrowings which exhaust the full remaining amount of the Aggregate Bridge Loan Commitment available to the Borrower, all Bridge Loans shall be in an amount equal to at least One Million and 00/100 Dollars ($1,000,000.00).

(d)                                 Unless earlier due or terminated pursuant to Sections 2.12 (including as set forth in Section 2.15(h) below and, 9.02), the entire outstanding principal amount of the Bridge Loans shall be due and payable, and the Bridge Loan Commitment shall terminate on the Bridge Loans Maturity Date.

(e)                                  Interest shall accrue and the Borrower shall pay interest to the Banks pursuant to and in accordance with the terms of Section 2.7 of this Agreement.

(f)                                    Interest on the Bridge Loans shall be paid in immediately available funds to the Agent, in the case of Base Rate Loans on the first day of each month and in the case of LIBOR Loans, on the last day of the Interest Period with respect thereto.  All remaining accrued interest shall be due and payable on the Bridge Loans Maturity Date.

(g)                                 Borrower shall make each payment under this Agreement and under the Bridge Loan Notes in accordance with the provisions of Section 2.05 of this Agreement.  Without limiting the generality of the foregoing statement, each payment under this Agreement shall be made by the Borrower not later than 11:00 a.m. New York time on the date when due, in lawful money of the United States, and payable to the Agent at its Principal Office in immediately available funds.  Borrower hereby authorizes the Agent, if and to the extent payment is not made when due under this Agreement and under the Bridge Loan Notes, to charge from time to time against any account of Borrower with the Agent any amount so due.  Whenever any payment to be made under this Agreement or under the Bridge Loan Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.

(h)                                 The proceeds of the Bridge Loans shall be used by Borrower to finance: (i) the purchase of the Additional Technical Information in accordance with the terms of the Bridgeport Acquisition Agreement, (ii) the purchase by the Borrower of the ROC Shareholders under and pursuant to the terms of the ROC Joint Venture Agreement, and (iii) the Borrower’s purchase of the lands located at and commonly known as 305 Nan-Kang Sub-section Lin-Tze Section, Nanto County, Taiwan and the buildings thereon (including a four-floor office building and a factory with two floors above the ground level and one basement below the ground level)(with the lands and improvements located thereon being collectively referred to herein as the “Taiwanese Property”) under and pursuant to the terms of the ROC Joint Venture Agreement and in the Lease Agreement attached thereto as an exhibit thereof.  Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

(i)                                     Prior to the disbursement of the proceeds of any Bridge Loan the President, Treasurer, Controller or Chief Financial Officer shall certify to the Agent, in writing in a form and substance satisfactory to the Agent: (i) as to the use of proceeds for said Bridge Loans, (ii) that the proposed use of proceeds is and shall at all times be in compliance with the terms and conditions of this Agreement, and (iii) that the consummation of the relevant acquisition shall be completed in accordance with the terms and conditions of the relevant agreements or instruments as acknowledged and permitted hereby.  Notwithstanding the foregoing, wherever herein an acquisition is permitted in accordance with the terms of an agreement or instrument, neither Borrower nor any of its Subsidiaries may materially modify, amend, or waive any of the terms or condition thereof after the date hereof without notice thereof to, and the written consent of the Agent.

(j)                                     Although no specific reference is made within the below noted-sections to the Bridge Loans and without limiting the general applicability of the other provisions of this Agreement, the provisions of Section 3 as well as the provisions of Sections 2.04, 2.05 (as modified by the terms of this Amendment No. 3), 2.06, 2.07, 2.08, 2.10 and 2.12 (as modified by the terms of this Amendment No. 3) shall apply to the Bridge Loans.

(k)                                  On the Amendment No. 3 Effective Date, the Agent shall have received from the Borrower an upfront fee of twenty five (25) basis points on the amount by which each Bank’s Commitment is increased pursuant to this Amendment No. 3, which fees shall be for the account of each Bank.

2.16                           Section 7.01 of the Loan Agreement shall be modified to include the following new sub-section (a)(xi):

(a)…

(xi)                                Provided that the Borrower is at all times in compliance with the terms and conditions of the Loan Agreement, no Default or Event of Default exists, and no event or condition has occurred or is continuing which with the giving of notice, lapse of time or other condition would constitute a Default or Event of Default, the Borrower and/or its Subsidiaries may incur, assume or permit to exist Debt in connection with the mortgage of the Taiwanese Property; provided, however, that: (a) the aggregate amount of any such mortgage Debt shall not at any one time or from time to time exceed $6,000,000.00, (b) said mortgage Debt shall be secured only by a mortgage on the Taiwanese Property or a sale/leaseback transaction affecting the Taiwanese Property, and (c) all net proceeds (with net proceeds being defined as the proceeds available to the Borrower after the payment of the Purchase Price for the Taiwanese Property in accordance with the terms of the ROC Joint Venture Agreement and the Lease Agreement attached thereto, and the payment of any reasonable costs and expenses incurred in connection with the Borrower’s purchase of the Taiwanese Property) received by the Borrower or any of its Subsidiaries (whether directly or indirectly) in connection with incurrence of such mortgage Debt shall be paid over to the Agent within five (5) Business Days and shall be applied by the Agent as a mandatory prepayment under the terms of the Loan Agreement.  In all events, if completed in accordance with the terms of this Agreement, any resulting liens and encumbrances on the Taiwanese Property shall be considered a permitted Subsidiary Real Property Lien under the terms of Section 5.12(a) of the Agreement.

2.17                           Section 7.06 of the Loan Agreement shall be modified to include the following new sub-section (e):

(e)                                  Provided that the Borrower is at all times in compliance with the terms and conditions of the Loan Agreement, no Default or Event of Default exists, and no event or condition has occurred or is continuing which with the giving of notice, lapse of time or other condition would constitute a Default or Event of Default, the Borrower shall be permitted to: (i) acquire the minority interests of Hardinge Taiwan Limited that are currently owned by the ROC Shareholders in accordance with the terms of the ROC Joint Venture Agreement, (ii) purchase the Taiwanese Property in accordance with the terms of the ROC Joint Venture Agreement, and (iii) acquire the Additional Technical Information in accordance with the terms of the Bridgeport Acquisition Documents.

2.18                           Section 8.01 of the Loan Agreement shall be deleted in its entirety and the following language shall be inserted in replacement therefore:

Section 8.01                            Leverage Ratio.  The Borrower shall maintain a Leverage Ratio as measured as of each Quarterly Date of not greater than: (a) 3.50 to 1.00 for the Fiscal Year quarters ending on December 31, 2005 and March 31, 2006, (b) 3.25 to 1.00 for the Fiscal Year quarters ending on June 30, 2006, and (c) for the Fiscal Year quarter ending on September 30, 2006 and for each Fiscal Year quarter thereafter, 3.00 to 1.00.

2.19                           Section 8.02 of the Loan Agreement shall be deleted in its entirety and the following language shall be inserted in replacement therefore:

Section 8.02                            Consolidated Tangible Net Worth.  The Borrower shall maintain a Consolidated Tangible Net Worth as measured as of each Quarterly Date of not less than the sum of: (1) 85% of the Consolidated Tangible Net Worth as of December 31, 2004, (b) an additional $500,000.00 as of each successive Quarterly Date after the Effective Date, and (c) 90% of the Net Cash Proceeds received by the Borrower or any of its Subsidiaries after the Effective Date from any Equity Issuances.

2.20                           Article 8 of the Loan Agreement shall be modified to include the following new Section 8.04:

Section 8.04                            Calculations.  Whenever appropriate and without duplication, calculations made pursuant to this Article 8 shall give effect, on a pro-forma basis, to the acquisitions of the Additional Technical Information and the minority interests of the ROC Shareholders made during the quarter or year to which the required compliance relates, as if such acquisitions had been consummated on the first day of the applicable reporting period.

3.                                       Additional and Supplemental Representations, Warranties and Covenants of the Borrower.  Borrower hereby represents, warrants and covenants (as appropriate) to the Agent, in its capacity as an Agent and as a Bank, and on behalf of the Banks that:

3.1                                 Corporate Authority.  The execution, delivery and performance by the Borrower of this Amendment No. 3 and all other Loan Documents in connection herewith, including the Notes for the Bridge Loans, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action and does not and will not require any consent or approval of its shareholders, which has not been obtained, or contravene its certificate of incorporation or by-laws, as amended to date.

3.2                                 Legally Enforceable Amendment.  Amendment No. 1, Amendment No. 2, this Amendment No. 3, the Loan Agreement, as amended, and other Loan Documents are all legal, valid and binding obligations of the Borrower or other Credit Parties who executed them, enforceable against the Borrower or such other Credit Parties who executed, in accordance with their respective terms, except to the extent that such enforcement might be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally.

3.3                                 Compliance with Terms and Conditions of the Joint Venture Agreement.  With each Bridge Loan extended for or in connection with the Borrower’s purchase of the minority interests owned by the ROC Shareholders and/or the purchase of the Taiwanese Property, the Borrower shall represent and warrant to the Agent and the Banks that it has complied with the requirements of the ROC Joint Venture Agreement and/or the Lease Agreement referenced in and attached to the ROC Joint Venture Agreement as an Exhibit thereto.

3.4                                 Compliance with Terms and Conditions of the Bridgeport Acquisition Documents and Termination of Royalty Payments.  With each Bridge Loan extended for or in connection with the Borrower’s purchase of the Additional Technical Information, the Borrower shall represent and warrant to the Agent and the Banks that it has complied with the requirements of the Bridgeport Acquisition Documents.  In addition, the Borrower shall represent and warrant to the Agent and the Banks that other than the payment of any royalties due under the terms of the Bridgeport Acquisition Documents for transactions completed prior to the date of the Borrower’s purchase of the Additional Technical Information, then on and after the date of the Borrower’s purchase of the

Additional Technical Information, no further royalty payments shall be due and owing to the any of the parties under the Bridgeport Acquisition Documents.

3.5                                 Reaffirmation of Existing Representations and Warranties; Confirmation of Information Contained on Schedules.  The Borrower hereby covenants that the representations, warranties and covenants set fort in the Loan Agreement and in the other Loan Documents are true and complete on and as of the Amendment No. 3 Effective Date.  The Borrower also hereby covenants that: (a) the information contained on the Schedules and Exhibits attached to the Loan Agreement and the other Loan Documents is true and complete on and as of the Amendment No. 3 Effective Date and that updates to the Schedules and Exhibits shall be provided pursuant to the terms of the Post Closing Deliveries Agreement described in Section 5.5 below.

3.6                                 Events of Default.  With the exception of any Default(s) or Event(s) of Default waived under Section 4 of this Amendment No. 3, no Event of Default, Default or event which, with the giving of notice or passage of time, or both, would become a Default or an Event of Default has occurred and is continuing.

3.7                                 Material Adverse Change.  There has been no material adverse change in the condition (financial or otherwise), business or operations of the Borrower or any Subsidiary.

4.                                       Waivers; Consent of the Agent, Banks, Syndication Agent and Documentation Agent.  In consideration for the Borrower’s delivery of this Amendment No. 3 and the payment of the upfront fees relative to the Bridge Loans as described in Section 2.15 (k), the Agent, Lead Arranger, Syndication Agent, Documentation Agent and the Banks, hereby grant the following waivers and consents to the Borrower:

4.1                                 Capital Expenditures.  Subject to the terms and conditions of the Loan Agreement and provided that the Borrower is at all times in compliance with the terms and conditions of the Loan Agreement, no Default or Event of Default exists, and no event or condition has occurred or is continuing which with the giving of notice, lapse of time or other condition would constitute a Default or Event of Default, the Borrower shall be permitted to exclude from the determination of Capital Expenditures after the date hereof: (a) the costs associated with the closing of the transactions contemplated by this Amendment No. 3 (which costs shall specifically include the costs associated with the closing of the transactions described in Section 7.06(e) above), and (b) the acquisition costs for the JD Edwards software incurred or to be incurred during Fiscal Years 2005 and 2006, as previously represented to the Banks in writing by Borrower, provided, however, that the acquisitions costs for said JD Edwards software shall not, without the prior written consent of the Agent, exceed $4,000,000.00.

4.2                                 Consolidated Tangible Net Worth Covenant.  It is understood and agreed by the Agent, Lead Arranger, Syndication Agent, Documentation Agent and the Banks, that the Borrower does not anticipate that it will be in compliance with the Consolidated Tangible Net Worth Covenant set forth in Section 8.02 of the Loan Agreement for the Quarterly Date of December 31, 2005.  If the Borrower is in fact in violation of said covenant measurement as of said Quarterly Date, the Agent, Lead Arranger, Syndication Agent, Documentation Agent and the Banks hereby collectively waive the Borrower’s non-compliance with this financial covenant for the measurement period ending on the Quarterly Date of December 31, 2005.

4.3                                 Limited Waivers.  The waivers and consents set forth in this Paragraph 4 of Amendment No. 3 are limited precisely as written and shall not be deemed to be consent to or a waiver of any other term or condition of the Loan Agreement or any of the other terms and conditions contained in any other Loan Documents nor shall such waivers or consents prejudice any right or rights which the Bank may now have or may have in the future under or in connection with the Loan Agreement and/or any of the other Loan Documents.

5.                                       Effectiveness.  This Amendment No. 3 shall be of no force or effect unless and until the date on which all of the following conditions are met (with such date being hereinafter referred to as the Amendment No. 3 Effective Date):

5.1                                 Counterparts.  The Agent shall have each received counterparts of this Amendment No. 3 duly executed by the Borrower, each of the Banks, the Agent and Lead Arranger, the Syndication Agent and the Documentation Agent.

5.2                                 Reaffirmation Agreement.  The Agent shall have received an original Reaffirmation Agreement as executed by the Borrower and the Guarantors, whereby the Borrower and (as applicable) the Guarantors shall reaffirm their existing obligations under the terms of the Security Documents, Guaranty and/or Guaranty Supplement.

5.3                                 Opinion.  The Agent, on behalf of the Banks, shall have received an opinion of Sayles & Evans, counsel for the Borrower and its Subsidiaries, in form and content reasonably satisfactory to the Agent and its counsel.

5.4                                 Payment of the Upfront Fees.  The Agent shall have received from the Borrower the upfront commitment fees described in Section 2.15(k) of the Loan Agreement.

5.5                                 Post Closing Deliveries Agreement.  The Agent shall have received a fully executed Post Closing Deliveries Agreement whereby the Borrower shall agree to deliver to the Agent certain required items within the time frames delineated within the Post Closing Deliveries Letter.

5.6                                 Borrower Due Diligence Documents.  The Agent shall have received a certificate of the secretary of Borrower with attached supporting documents as follows:

(i)                                     Resolutions duly adopted by the Board of Directors of Hardinge authorizing the execution, delivery and performance of the Borrower’s obligations under this Amendment No. 3 and any Bridge Loan Notes delivered in connection herewith;

(ii)                                  An Incumbency Certificate;

(iii)                               Copies of the Certificate of Incorporation and By-Laws of Borrower and any amendments thereto; and

(iv)                              Appropriate good standing and lien searches for the Borrower as determined by Agent.

5.7                                 Certifications.  The Agent shall have received from the Borrower certifications together with copies of the ROC Joint Venture Agreement and the Bridgeport Acquisition Documents, indicating that the Borrower has provided the Agent with true and complete copies of the ROC Joint Venture Agreement and Bridgeport Acquisition Documents, together with copies of all amendments, addendums or other modifications thereto.

5.8                                 Reimbursement of the Agent.  As consideration for the delivery of this Amendment No. 3 by the Agent, Lead Arranger, Syndication Agent, Documentation Agent and the Banks, the Borrower shall reimburse, indemnify and hold Agent harmless for the reasonable fees and actual costs and expenses incurred by the Agent for the services of legal professionals engaged by the Agent in connection with the negotiation and preparation of this Amendment No. 3.  With respect to any amount required to be reimbursed by the Borrower pursuant to the foregoing provision of this Paragraph 5.8, it is hereby agreed that the Agent may charge any such amount to the Revolving Credit on the dates such reimbursement is made.

6.                                       Miscellaneous.  The amendments set forth in this Amendment No. 3 are limited precisely as written and shall not be deemed to be a consent to any waiver of or modification of any other term or condition of the Loan Agreement or any of the instruments or agreements referred to therein, or prejudice any right or rights which the Bank may now have or may have in the future under or in connection with the Loan Agreement, or any of the instruments or agreements referred to herein.  Except as expressly provided in Amendment No. 1, Amendment No. 2 and in this Amendment No. 3, the Loan Agreement and the Loan Documents shall remain unchanged and in full force and effect, except that each reference in the Loan Agreement, and in any of the other Loan Documents, and in any agreements, certificates and notices simultaneously herewith or hereafter executed under or pursuant to the Loan Agreement or the other Loan Documents, to the “Loan Agreement”, “this Agreement”, “hereof”, “herein” and similar terms referring to the Loan Agreement and other Loan Documents, shall be deemed to refer to the Loan Agreement and the other Loan Documents as amended by Amendment No. 1, Amendment No. 2 and this Amendment No. 3.

This Amendment No. 3 shall be interpreted and construed according to its fair meaning and neither for or against any party hereto, irrespective of which party caused the same to be drafted.  Each of the parties hereto hereby acknowledges that it has been or has had the opportunity to be represented by an attorney in connection with the preparation and execution of this Amendment No. 3.

Other than the understandings, agreements, representations and warranties made in connection with the Loan Agreement, Amendment No. 1 and Amendment No. 2, all other prior understandings, agreement, representations and warranties, whether oral or written, between the Borrower and the Agent and/or the Borrower and the Banks are merged into this Amendment No. 3, which Amendment No. 3 completely expresses their full agreement and has been entered into after full investigation, neither party relying upon any statement made by anyone else that is not set forth in this Amendment No 3.

This Amendment No. 3 shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in such state, without regard to conflict of laws principles.

This section headings in this Amendment No. 3 are inserted for convenience only and shall not be considered a part of this instrument.

This Amendment No. 3 may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

[remainder of page left intentionally blank; signature pages to follow]

IN WITNESS WHEREOF, the parties have caused this Amendment No. 3 to be executed as of the date first above written.

HARDINGE INC.

By:	/S/ J. PATRICK ERVIN
	Name:	J. Patrick Ervin

	Title:	Chairman of the Board, Chief Executive Officer and President

MANUFACTURERS AND TRADERS TRUST COMPANY, as Agent, Lead Arranger and as a Bank

By:	/S/ SUSAN A.BURTIS
	Name:	Susan A. Burtis
	Title:	Vice President

JPMORGAN CHASE BANK, N.A., as Syndication Agent and as a Bank

By:	/S/ CHRISTINE M. DESCHAMPS
	Name:	Christine M. Deschamps
	Title:	Senior Vice President

KEYBANK NATIONAL ASSOCIATION, as Documentation Agent and as a Bank

By:	/S/ CARL J. LUGER, JR.
	Name:	Carl J. Luger, Jr.
	Title:	Vice President

NBT BANK, NATIONAL ASSOCIATION, as a Bank

By:	/S/ RONALD G. GOODWIN
	Name:	Ronald G. Goodwin
	Title:	Vice President

EXHIBIT J

FORM OF BRIDGE LOAN NOTE

[REPLACEMENT] BRIDGE LOAN NOTE

$	, 200

HARDINGE INC. (the “Borrower”), a corporation organized under the laws of New York, for value received, hereby promises to pay to the order of                                     (the “Bank”) the principal sum of                                                                        Dollars ($                          ), in lawful money of the United States of America and in immediately available funds on June 30, 2006 an amount equal to the outstanding principal hereunder and expenses.  Borrower also promises to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, in like money, at the rates of interest as provided in the Agreement described below, on the date(s) and in the manner provided in said Agreement.

This Bridge Loan Note is one of the Bridge Loan Notes referred to in that certain Amended and Restated Credit and Term Loan Agreement (as amended from time to time, the “Agreement”) dated as of January 28, 2005, made among Borrower the Banks signatory thereto, Manufacturers and Traders Trust Company, as Agent and Lead Arranger, JPMorgan Chase Bank, N.A., as Syndication Agent, and KeyBank National Association, as Documentation Agent, and evidences a Bridge Loan made thereunder.  All capitalized terms not defined herein shall have the meanings given to them in the Agreement.

Borrower waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Bridge Loan Note.

This Bridge Loan Note may only be modified or amended by a written instrument executed Borrower and Bank in accordance with the terms of the Agreement.  This Bridge Loan Note shall be governed by the laws of the State of New York.

HARDINGE INC.

By:

Name:

Title:

SCHEDULE IX

Bridge Loan Commitment Amounts

	Commitment	Bridge
Bank	Percentage	Commitment

Manufacturers and Traders Trust Company	0.357142857143	7,142,857.14

JPMorgan Chase Bank, N.A.	0.285714285714	5,714,285.71

KeyBank, National Association	0.214285714286	4,285,714.29

NBT Bank, National Association	0.142857142857	2,857,142.86

Total	1.000000000000	20,000,000.00